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                                                               HECO Exhibit 12.2
                                                               -----------------

Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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

                                                                Three months ended
                                                                     March 31,
                                                                ------------------
(dollars in thousands)                                            1996       1995
- -------------------------------------------                     ------------------
FIXED CHARGES
Total interest charges.......................................   $11,333    $10,446
Interest component of rentals................................       179        175
Pretax preferred stock dividend requirements of
  subsidiaries...............................................     1,148      1,125
                                                                -------   --------
TOTAL FIXED CHARGES..........................................   $12,660    $11,746
                                                                =======   ========

EARNINGS
Income before preferred stock dividends of HECO..............   $18,512    $16,839
Income taxes (see note below)................................    12,193     10,970
Fixed charges, as shown......................................    12,660     11,746
AFUDC for borrowed funds.....................................    (1,350)    (1,167)
                                                                -------   --------
EARNINGS AVAILABLE FOR FIXED CHARGES.........................   $42,015    $38,388
                                                                =======   ========
RATIO OF EARNINGS TO FIXED CHARGES...........................      3.32       3.27
                                                                =======   ========
Note:
Income taxes is comprised of the following
  Expense relating to operating income from regulated
    activities...............................................   $12,233    $11,174
  Benefit relating to loss from nonregulated activities......       (40)      (204)
                                                                -------   --------
                                                                $12,193    $10,970
                                                                =======   ========
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